EXHIBIT A

			     CONSULTING AGREEMENT

	       THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of this 21st day of November, 1994, by and between ECKARDT C. BECK ("Beck") and AIR & WATER TECHNOLOGIES CORPORATION (the "Company", as defined below).

	       1.  As used in this Agreement:
		   a. "Claim" or "Claims" means and includes one or more charges, complaints, claims, grievances (including grievances filed pursuant to a collective bargaining agreement), liabilities, obligations, promises, covenants, agreements, controversies, damages, injuries, actions, causes of action, suits, rights, demands, deficiencies, levies, assessments, attachments, executions, judgments, recoveries, awards, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred) of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, contingent, liquidated or unliquidated.
		   b. "Companies" means and includes the Company and all of its affiliated Entities, including, but not limited to (i) parent and subsidiary companies (whether wholly or partially owned and whether direct or indirect), partnerships, and joint ventures, and (ii) Metcalf & Eddy, Inc., Research-Cottrell, Inc., and Professional Services Group, Inc.
		   c. "Confidential Information" means and includes, without limitation, business and proprietary information and technology, trade secrets, patented processes, research and development projects and data, know-how, product development and design, methods of doing business, and technical information of the Companies; financial information not previously reported in public releases or filings; information regarding costs, profits, markets, sales, products, market studies and forecasts, pricing policies and data, sales plans, key personnel, other business affairs and methods, customers and customer prospects, business plans, competitive analyses, and prospects and opportunities (such as possible expansions or contractions of business operations) which have been discussed or considered by the Companies' management; the substance of agreements with customers and others, marketing and dealership arrangements, and servicing and training programs and arrangements; customer or client lists; master files; supplier or vendor lists; and information concerning operational strengths or weaknesses of the Companies' operating units, all to the extent not previously revealed to the public or to the trade by the Companies' management.
		   d. "Entity" or "Entities" means and includes one or more organizations of any kind or nature whatsoever, including, without limitation, corporations, companies, partnerships, joint ventures, sole proprietorships, and divisions.
		   e. "Termination Agreement" means the Agreement of even date herewith between Beck and the Company setting forth the agreements of the parties with respect to Beck's termination of employment with the Company.
		   f. "Other Defendants" means and includes: (i) any of the Companies' employee benefit plans, trusts, committees or boards; and (ii) any past or present owners, stockholders, agents, independent contractors, servants, directors, officers, employees, supervisors, trustees, fiduciaries, administrators, sponsors, representatives, or attorneys of the Companies or the Companies' employee benefit plans, trusts, committees or boards.
	       2. The Company shall retain Beck as a consultant, the terms of such consultancy to be as follows:
		   a. The period of the consultancy arrangement shall commence on January 1, 1995 and end on December 31, 1999 (the "Consulting Period") unless sooner terminated (i) by the Company for "Cause" (as defined below) or (ii) by Beck for "Cause". During the Consulting Period, Beck will render such advice and services as the Company may reasonably require, and will assist and cooperate with the Company in connection with any litigation or Claims in which any of the Companies is involved in which Beck's testimony or assistance is deemed necessary by the Company's internal or external legal counsel; provided, however, that the parties agree that Beck shall not be required to devote more than 90 days in any twelve-month period to the performance of his obligations under this Agreement. The termination of this consultancy arrangement, whether by either or both Beck and the Company or by the expiration of the Consulting Period, in no way terminates or modifies the parties' obligations, duties, and rights set forth in Paragraphs 11, 14, 18 and 19 of this Agreement or in the Termination Agreement. The Consulting Period shall not be extended or renewed, except as mutually agreed to and set forth in writing by Beck and the Company.
		   b. For purposes of Paragraph 2 of this Agreement, "Cause" for termination by the Company of the consulting portion of this Agreement shall be limited to the following conduct, actions, or inactions of Beck:

			(i) Beck's engaging in willful or intentional conduct, actions, or inactions in violation of his obligations under this Agreement or under the Termination Agreement or knowing violation or reckless disregard of law, governmental regulation, or judicial decree which has caused substantial injury to any of the Companies, financial or otherwise;

		       (ii) Beck's conviction of a felony, as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal; or

		      (iii) the willful or continual failure by Beck to perform his duties and responsibilities under this Agreement.

		   c. For purposes of Paragraph 2 of this Agreement, "Cause" for termination by Beck of the consulting portion of this Agreement shall be limited to the Company's engaging in intentional conduct in violation of its obligations under this Agreement.
		   d. Any termination of this Agreement for Cause shall not take effect until the party attempting to so terminate the Agreement shall have notified the other party in writing of the specific event(s) or circumstance(s) constituting Cause, and the recipient of such notice shall have had a period of not less than 30 days following the receipt of such notice to cure such event or circumstance.
	       3.  a.   During the Consulting Period, Beck shall be available
to perform such services, including assistance with Claims and litigation as described above, as shall be reasonably requested by the Company. In consideration of Beck's agreement to be available to perform such services, the Company shall pay Beck $8,333 per month during the Consulting Period.
Such payments shall be made monthly, in arrears.
		   b. If, pursuant to Paragraph 2(a) of this Agreement, this consultancy arrangement is terminated for Cause by the Company, Beck shall not be entitled to any further payment hereunder, except that Beck shall be paid for services rendered through the date of termination. If this consulting arrangement is terminated for Cause by Beck, or is terminated as a result of Beck's death or Beck's inability to perform his obligations hereunder as a result of his physical or mental disability, the Company will remain obligated to make all payments owing hereunder to Beck or his estate, as the case may be, in accordance with the provisions of this Agreement.
		   c.   Beck will be given reasonable advance notice in
writing of the Company's needs for his professional services.
	       4. Beck agrees to execute any forms or documents that the Company normally requires independent contractors to complete in order to comply with accounting and tax requirements.
	       5. During the Consulting Period, Beck shall reside in the location of his choice but shall make himself reasonably available to provide consulting services hereunder at such locations as may be reasonably requested by the Company, including at the offices of the Company's clients, outside legal counsel, and/or experts. The time Beck spends in traveling to the offices of the Company, its clients, its outside legal counsel, or its experts or to a legal proceeding on behalf of the Company shall not be treated as time spent providing consultant services. Beck shall be responsible for all travel, transit, lodging, meal and other expenses incurred in the performance of his duties hereunder; provided, however, that Beck shall be reimbursed for such expenses in connection with any travel requested by the Company to a destination more than fifty miles from his place of residence.
	       6. During the Consulting Period, Beck shall perform such services as shall be requested by Francis X. Ferrara (the Company's "Designee"). The Company shall notify Beck in writing of any successor Designee. Under no circumstances shall Beck render any consultant services to the Company without the express prior request of the Designee. Beck shall have exclusive control over the details and the means by which, and the manner in which, he accomplishes the duties he has been retained to perform.
	       7. Beck shall make every reasonable effort to make himself available to perform his consultant services during normal business hours (8 a.m. to 5 p.m.) of the normal business week (Monday to Friday) or at such other hours or days as the parties may mutually agree to in writing. Beck shall make every reasonable effort to accommodate the legitimate and significant schedule requirements of the Company, its outside legal counsel, or its experts, and the Company shall make every reasonable effort to accommodate the legitimate and significant schedule requirements of Beck.
	       8. During the Consulting Period, Beck will be an independent contractor and not an employee or agent of any of the Companies for any purpose whatsoever. Beck acknowledges that he will not participate in any benefits or privileges available to employees of any of the Companies during the Consulting Period.
	       9. Beck is not authorized to enter into any contractual obligations of any nature whatsoever on behalf of any of the Companies.
Nothing in this Agreement is intended to nor shall be interpreted to confer any authority upon Beck to enter into any contractual obligations of any nature whatsoever on behalf of any of the Companies. Beck shall not at any time during the Consulting Period represent that, or act as if, he were so authorized.
	     10. Because Beck will be an independent contractor, the Company will not withhold federal, state, and local taxes and Social Security from any amounts due Beck under this Agreement. In the event an administrative agency or a court of competent jurisdiction determines that all or part of any amount paid to Beck under this Agreement is subject to withholding or tax, (i) such determination will not affect the enforceability of this Agreement and will not entitle Beck to receive any additional payments from any of the Companies,
(ii) Beck will be solely responsible for paying any such taxes or amounts determined not to have been properly withheld, including any interest and penalties that may be assessed, and (iii) Beck will indemnify and hold the Company harmless from and against any Claims for any such taxes or amounts determined not to have been properly withheld, including any interest and penalties that may be assessed.
	     11. Beck acknowledges and represents that upon termination of the Consulting Period he will immediately return to the Company all originals and copies of all documents, memoranda, notes, records, reports, and other property of the Companies that he possessed or had under his control during the Consulting Period and that he will not disclose to any other person or Entity, or use for his own benefit or gain, and agrees to return to the
Company if in his possession or under his control, any Confidential
Information of the Companies obtained by him incident to this consultancy arrangement. The obligations of Beck under this Paragraph 11 shall be in furtherance of, and not in limitation of, any other similar covenants Beck may have entered into in the Termination Agreement.
	     12. Beck shall not transfer or assign any of his rights or obligations under this Agreement without the express prior written consent of the Company.
	     13. The parties hereto represent and acknowledge that, in executing this Agreement, they do not rely and have not relied upon any representation or statement, written or oral, made by any of the parties or by any of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement and in the Termination Agreement.
	     14. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Other Defendants and their respective heirs, administrators, representatives, executors, Companies, successors, and assigns.
	     15. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof, or as a waiver of a breach of any other provision.
	     16. Should any part, term, or provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
	     17. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.
	     18. This Agreement and all provisions hereof shall be governed by and construed under the laws of the State of New Jersey.
	     19.   a.   Except as provided in subparagraph (d) immediately
below, any and all Claims against the Companies or the Other Defendants arising out of or relating to (i) this Agreement or (ii) any breach of any provision of this Agreement shall be settled by arbitration. Such arbitration proceeding shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, by a single arbitrator, and shall be held in Branchburg, New Jersey or such other location as the parties mutually agree to in writing. The arbitrator shall not have the power to award punitive damages. Each party shall pay his or its own costs of the arbitration proceeding. The judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Before resorting to arbitration, the parties agree first to try in good faith to settle the dispute by mediation administered by the AAA under its Commercial Mediation Rules. With respect to Claims that are within the scope of this Paragraph 19, if Beck has the same, similar or related Claims against any of the Other Defendants, and if Beck seeks to litigate such Claims against the Other Defendants in a civil action or any other proceeding (including before an administrative agency), Beck agrees that any or all of such Other Defendants may compel Beck to arbitrate his Claims against them pursuant to the terms of this Paragraph 19.
		   b. The arbitrator selected by the parties pursuant to the AAA rules shall have expertise in commercial arbitration and shall hear and determine the case promptly. The burden of persuasion shall at all times be upon the party seeking relief.
		   c. In the event Beck files suit in a court of competent jurisdiction and asserts that certain Claims are not subject to arbitration under this Paragraph 19 because of the limitation on the power of the arbitrator to award punitive damages (the "Limitation"), the parties agree that they will request the court to resolve that legal issue on an expedited basis, and if the court rules in favor of Beck on the Limitation issue, the parties agree as follows: (i) the arbitration shall proceed as if this Paragraph 19 did not contain such Limitation; (ii) the parties will request the court to enter judgment in favor of Beck on the Limitation issue, at which time the Company may appeal that ruling; (iii) in the event the arbitrator determines that Beck is entitled to punitive damages, the punitive damages aspect of the arbitrator's award will be stayed pending the exhaustion or lapse of all rights of appeal of the Company under (ii) immediately above; and (iv) in the event an appellate court rules in favor of the Company on the Limitation issue, the arbitrator shall vacate the award of punitive damages.
	       The procedures set forth in this subparagraph (c) shall also apply in the event Beck seeks relief in some other tribunal, such as an administrative agency, and the Company files a civil action to compel arbitration.
		   d. Nothing in subparagraph (a) immediately above shall be construed or interpreted to preclude the Company from filing suit in a court of competent jurisdiction in order to enforce its rights and remedies under Paragraph 11 of this Agreement. In any such suit, the court is empowered to and shall resolve any dispute as to whether the Claim asserted by the Company is within the scope of Paragraph 11 of this Agreement, and the court shall not refer such dispute to arbitration under subparagraph (a) immediately above.
	     20. All representations and warranties herein shall survive any termination or expiration of this Agreement, and the termination or expiration of this Agreement shall not affect the enforceability of Paragraphs 10, 11, 12, 14, 18, 19, 20 and 21 of this Agreement, which Paragraphs shall survive the termination or expiration of this Agreement.
	     21. All notices required to be transmitted herein shall be sent in writing and by first class mail or hand delivery as follows:


	       If to Beck:            Eckardt C. Beck
				      5801 NW 24th Ave.
				      Boca Raton, FL  33496

	       After 1/31/95:         6345 NW 26th Terrace
				      Boca Raton, FL  33496

	       With a copy to:        Norman J. Peer, Esq.
				      Wilentz, Goldman & Spitzer
				      90 Woodbridge Center Drive
				      P.O. Box 10
				      Woodbridge, NJ 07095-0958



	       If to the Company:     Air & Water Technologies
					Corporation
				      P.O. Box 1500
				      Somerville, NJ 08876

				      Attention:  Designee specified in
				      Paragraph 6 of this Agreement (presently
				      Francis X. Ferrara)

or to such other address as one party shall have notified the other party in like fashion.
	     22. The Company shall not have the right to set off against amounts owed to Beck hereunder any amount that may hereafter be owed by Beck to the Company, except for amounts owed by Beck under Paragraph 10 of this Agreement or under Sections 6(b), 8(b) or 19 of the Termination Agreement.


	       IN WITNESS WHEREOF, the Company, on behalf of itself and all other Companies, and Beck have hereunto affixed their signatures as of the date first above written.

			   AIR & WATER TECHNOLOGIES CORPORATION

			   By:/s/ Douglas A. Satzger
			      ----------------------------------

			   Title:
				 -------------------------------

			   /s/ Eckardt C. Beck
			   -------------------------------------
					 ECKARDT C. BECK